                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                  CINERGY CORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(1)
     and 0-11
     (1)  Title of each class of securities to which transaction applies:
          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
          ----------------------------------------------------------------------
     (5)  Total fee paid:
          ----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
          ----------------------------------------------------------------------
     (3)  Filing Party:
          ----------------------------------------------------------------------
     (4)  Date Filed:
          ----------------------------------------------------------------------

                                 [CINERGY LOGO]

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202

                                                        March 17, 1997

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of Cinergy Corp. on Thursday, April 17, 1997, to be held at 11:00 a.m., eastern daylight saving time, in the Oak Room of the Cincinnati Club Building, 30 Garfield Place, Cincinnati, Ohio. Whether or not you plan to attend, we will greatly appreciate your giving prompt attention to the attached materials. At the meeting, the shareholders will elect six Class III directors and transact such other business as may legally come before the meeting, or any adjournment or postponement thereof.

    It is important to your interests that all shareholders, regardless of the number of shares owned, participate in the affairs of the Company. Last year, over 87% of the Company's shares were represented in person or by proxy at the annual meeting. Even if you plan to attend the meeting, we urge you to mark, sign and date the enclosed proxy and return it promptly. An addressed envelope, on which no postage stamp is necessary if mailed in the United States, is enclosed for your use in returning the proxy. By signing and returning your proxy, you are assuring that your shares will be voted.

    Thank you for your continued interest in the Company.

    Sincerely yours,

[JACKSON H. RANDOLPH SIGNATURE]                  [JAMES E. ROGERS SIGNATURE]
        Jackson H. Randolph                          James E. Rogers
        Chairman of the Board                        Vice Chairman, President and
                                                     Chief Executive Officer

P. S. IF YOU PLAN TO ATTEND THE 1997 ANNUAL MEETING, PLEASE LET US KNOW BY CHECKING THE BOX ON THE FORM OF PROXY.

                                 CINERGY CORP.
                             139 EAST FOURTH STREET
                             CINCINNATI, OHIO 45202

                            ------------------------

     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 17, 1997

TO THE SHAREHOLDERS OF

CINERGY CORP.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Cinergy Corp. will be held in the OAK ROOM of the CINCINNATI CLUB BUILDING, 30 GARFIELD PLACE, Cincinnati, Ohio, on Thursday, April 17, 1997 at 11:00 a.m., eastern daylight saving time, for the purposes of:

    (1) the election of six Class III directors to serve for three-year terms expiring in 2000;

    (2) acting upon, if presented at the meeting, a shareholder proposal which the Board of Directors OPPOSES;

and the transaction of such other business as may legally come before the meeting, or any adjournment or postponement thereof.

    Only shareholders of record at the close of business on Tuesday, February 18, 1997, will be entitled to vote at the meeting, or any adjournment or postponement thereof. It is important that your shares be represented at this meeting in order that the presence of a quorum may be assured. Shareholders, whether or not they now expect to be present at the meeting, are requested to mark, date and sign the enclosed proxy, and return it promptly. A shareholder executing and delivering the enclosed proxy has the power to revoke it at any time before the authority granted by the proxy is exercised.

                                          By Order of the Board of Directors,

                                          CHERYL M. FOLEY
                                          VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

Dated: March 17, 1997

                                 CINERGY CORP.
                             139 EAST FOURTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 381-2000

                                PROXY STATEMENT

INTRODUCTION

    Cinergy Corp., a Delaware corporation (the "Company"), is a registered holding company under the Public Utility Holding Company Act of 1935, as amended, and the parent company of The Cincinnati Gas & Electric Company ("CG&E"), PSI Energy, Inc. ("PSI"), Cinergy Services, Inc. ("Services"), and Cinergy Investments, Inc. ("Investments"). CG&E is an operating utility primarily engaged in providing electric and gas service in the southwestern portion of Ohio and, through its principal subsidiary, The Union Light, Heat and Power Company ("ULH&P"), in adjacent areas in Kentucky. PSI is an operating utility primarily engaged in providing electric service in north central, central, and southern Indiana. Services provides management, financial, administrative, engineering, legal and other services to the Company, CG&E, PSI, and Investments. The Company conducts its foreign and non-regulated businesses through Investments and its subsidiaries.

SOLICITATION

    This Proxy Statement and the enclosed form of proxy are first being mailed on or about March 17, 1997, to holders of the common stock of the Company in connection with the solicitation of proxies by the Board of Directors (the "Board") of the Company for use at the Annual Meeting of Shareholders to be held on April 17, 1997, or any adjournment or postponement of such meeting (the "Annual Meeting").

    The Board recommends voting FOR the election of all nominees as directors, and AGAINST the shareholder proposal. Shares of the Company's common stock represented by properly executed proxies received at or prior to the Annual Meeting will be voted in accordance with the instructions thereon. If no instructions are indicated, duly executed proxies will be voted in accordance with the recommendations of the Board. It is not anticipated that any other matters will be brought before the Annual Meeting. However, the enclosed proxy gives discretionary authority to the proxy holders named therein should any other matters be presented at the Annual Meeting, and it is the intention of the proxy holders to act on any other matters in accordance with their best judgment.

    Execution of a proxy will not prevent a shareholder from attending the Annual Meeting and voting in person. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

    The Company will bear the cost of the solicitation of proxies by the Board. The Company has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee estimated to be $6,500 plus reimbursement of reasonable out-of-pocket expenses. Proxies will be solicited by mail. In addition, officers and employees of the Company may solicit proxies personally or by telephone; such persons will receive no additional compensation for these services.

    The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company's common stock held of record by such persons and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

    The Company's Annual Report to Shareholders, including financial statements for the year ended December 31, 1996, was mailed to shareholders concurrently with or prior to the mailing of this proxy solicitation material.

VOTING PROCEDURES AND RIGHTS

    Only holders of record of the Company's common stock at the close of business on February 18, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting. A majority of such holders, present in person or represented by proxy, constitutes a quorum. The number of shares of the Company's common stock outstanding as of the Record Date was 157,679,129. Each share of common stock entitles its owner to one vote upon each matter to come before the meeting.

    In accordance with the General Corporation Law of the State of Delaware and the Company's By-Laws, directors will be elected at the Annual Meeting by a plurality of the votes cast. Each other matter to be presented at the Annual Meeting will be determined by the affirmative vote of a majority of the votes cast. In tabulating the vote on each such other matter, abstentions will have the same effect as votes against such matter; broker non-votes will be deemed absent shares and have no effect on the outcome of the vote.

    Votes at the Annual Meeting will be tabulated preliminarily by the Company acting as its own transfer agent. Inspectors of election, duly appointed by the presiding officer of the Annual Meeting, will definitively count and tabulate the votes and determine and announce the results at the meeting. The Company has no established procedure for confidential voting.

ITEM 1.  ELECTION OF DIRECTORS

    In accordance with the provisions of the By-Laws of the Company, the Board is divided into three classes (Class I, Class II, and Class III), with all classes as nearly equal in number as possible. One class of directors is ordinarily elected at each annual meeting of shareholders for a three-year term. Michael G. Browning, Phillip R. Cox, Kenneth M. Duberstein, James E. Rogers, John J. Schiff, Jr., and Oliver W. Waddell have been nominated by the Board for election as Class III directors at the Annual Meeting for terms of three years each and until their successors are duly elected and qualified.

    Mr. Clement L. Buenger, who served since 1994 as a director of the Company in Class I, and whose term was due to expire at the 1998 annual meeting, retired as a member of the Board during April 1996. He had previously served as a director of CG&E from 1984 to 1995. Mr. Buenger's advice and support have been sincerely appreciated.

    Duly executed and returned proxies representing shares held on the Record Date will be voted, unless otherwise specified, in favor of the nominees for the Board. Each nominee and continuing director is a member of the Company's present Board. All nominees have consented to serve if elected, but if any becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

    Except as otherwise noted, the principal occupation or employment of each individual set forth below has been such individual's principal occupation or employment for the past five years. All nominees and continuing directors, other than Messrs. Randolph and Rogers, are otherwise unaffiliated with the Company and its subsidiaries.

    THE BOARD RECOMMENDS  VOTING FOR ALL  NOMINEES, DESIGNATED IN  THE PROXY  AS
ITEM 1.

          Names, Ages, Principal Occupations and Selected Information
--------------------------------------------------------------------------------

CLASS III DIRECTOR NOMINEES FOR TERMS TO EXPIRE IN 2000

                   MICHAEL G. BROWNING

                       Director of the Company since 1994;
                       Member-Compensation Committee and
                       Corporate Governance Committee.
                       Director of PSI since 1990. Age 50.

                   Mr. Browning is Chairman and President of Browning Investments, Inc., which is engaged in real estate ventures. He also served as President of Browning Real Estate, Inc., the general partner of various real estate investment partnerships, through December 30, 1994.
--------------------------------------------------------------------------------

                   PHILLIP R. COX

                       Director of the Company since 1994;
                       Member-Corporate Governance Committee and
                       Public Policy Committee.
                       Director of CG&E from 1994 to 1995. Age 50.

                   Mr.  Cox  is President  and  Chief Executive  Officer  of Cox
                   Financial Corporation, a provider of financial and estate planning services. He is a director of BDM International, Inc., Cincinnati Bell Inc., the Cincinnati office of the Federal Reserve Bank of Cleveland, and PNC Bank, Ohio, N.A.
--------------------------------------------------------------------------------

                   KENNETH M. DUBERSTEIN

                       Director of the Company since 1994;
                       Member-Public Policy Committee.
                       Director of PSI from 1990 to 1995. Age 52.

                   Mr. Duberstein is Chairman and Chief Executive Officer of The Duberstein Group, Inc., a provider of planning and consulting services. He is a director of McDonnell Douglas Corporation and USF&G Corporation, and is also a member of the Board of Governors of the American Stock Exchange.
--------------------------------------------------------------------------------

          Names, Ages, Principal Occupations and Selected Information
--------------------------------------------------------------------------------

                   JAMES E. ROGERS

                       Director of the Company since 1993;
                       Chairman-Executive Committee and
                       Member-Corporate Governance Committee.
                       Director of PSI since 1988 and CG&E since 1994. Age 49.

                   Mr. Rogers has served as Vice Chairman, President and Chief Executive Officer of the Company and Services, and Vice Chairman and Chief Executive Officer of CG&E, PSI, Investments, and ULH&P since December 1995. He served as Vice Chairman, President and Chief Operating Officer of the Company and Services, and Vice Chairman and Chief Operating Officer of CG&E, PSI and Investments from October 1994 (and Vice Chairman and Chief Operating Officer of ULH&P from January 1995) through November 1995. Mr. Rogers served as Chairman, President and Chief Executive Officer of PSI from August 1990 until October 1994; he previously served as Chairman and Chief Executive Officer. He also served as Chairman and Chief Executive Officer of PSI Resources, Inc. from October 1993 until October 1994; he previously served as Chairman, President and Chief Executive Officer. Mr. Rogers is a director of Bankers Life Holding Corporation, Duke Realty Investments, Inc., Fifth Third Bancorp, and The Fifth Third Bank.
--------------------------------------------------------------------------------

                   JOHN J. SCHIFF, JR.

                       Director of the Company since 1994;
                       Member-Compensation Committee.
                       Director of CG&E from 1986 to 1995. Age 53.

                   Mr. Schiff is Chairman of the Board of Cincinnati Financial Corporation, an insurance holding company, and The Cincinnati Insurance Company. He also served as Chairman and Chief Executive Officer of John J. & Thomas R. Schiff & Co., Inc., an insurance agency, through December 31, 1996. He is a director of Fifth Third Bancorp, The Fifth Third Bank, and The Standard Register Company.
--------------------------------------------------------------------------------

                   OLIVER W. WADDELL

                       Director of the Company since 1994;
                       Chairman-Finance Committee.
                       Director of CG&E from 1989 to 1995. Age 66.

                   Mr. Waddell served as Chairman of the Board of Star Banc Corporation until his retirement in December 1993; he held the additional offices of President and Chief Executive Officer until May 1993 and June 1993, respectively. He was also Vice Chairman of Star Bank, N.A. from June 1993 until his retirement in December 1993; he previously served as Chairman and Chief Executive Officer. Mr. Waddell is a
                   director of Chiquita Brands International, Inc., Star Banc Corporation, and Star Bank, N.A., Cincinnati, Ohio.
--------------------------------------------------------------------------------

          Names, Ages, Principal Occupations and Selected Information
--------------------------------------------------------------------------------

CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 1998

                   NEIL A. ARMSTRONG

                       Director of the Company since 1994;
                       Member-Audit Committee and
                       Executive Committee.
                       Director of CG&E from 1973 to 1995. Age 66.

                   Mr. Armstrong is Chairman of the Board of AIL Systems Inc., a subsidiary of Eaton Corp., which is engaged in the manufacturing of electronic devices and systems. He completed his tenure as Chairman of Computing Technologies For
                   Aviation,  Inc.  in  1992.  Mr. Armstrong  is  a  director of
                   Cincinnati Milacron Inc., Eaton Corp., RMI Titanium Co., Thiokol Corp., and USX Corp.
--------------------------------------------------------------------------------

                   JAMES K. BAKER

                       Director of the Company since 1994;
                       Chairman-Audit Committee and
                       Member-Executive Committee.
                       Director of PSI since 1986. Age 65.

                   Mr. Baker has served as Vice Chairman of Arvin Industries, Inc., a worldwide supplier of automotive parts, since February 1996. He served as Chairman of the Board of Arvin Industries from November 1986 through January 1996 and as Chief Executive Officer from 1981 until June 1993. Mr. Baker is a director of Amcast Industrial Corp., First Chicago NBD Corp., Geon Company, and Tokheim Corporation.
--------------------------------------------------------------------------------

                   JOHN A. HILLENBRAND II

                       Director of the Company since 1994;
                       Chairman-Public Policy Committee and
                       Member-Finance Committee.
                       Director of PSI since 1985. Age 65.

                   Mr. Hillenbrand principally serves as Chairman, President and Chief Executive Officer of Glynnadam, Inc., a personal investment holding company. He is also Chairman of Able Body Corporation and Nambe' Mills, Inc., and Vice Chairman of Pri-Pak, Inc. He is a director of Hillenbrand Industries, Inc. and National City Bank, Indiana.
--------------------------------------------------------------------------------

                   GEORGE C. JUILFS

                       Director of the Company since 1994;
                       Member-Compensation Committee and
                       Public Policy Committee.
                       Director of CG&E from 1980 to 1995. Age 57.

                   Mr. Juilfs is President and Chief Executive Officer of SENCORP, an international holding company with subsidiaries that manufacture fastening systems, finance and lease capital equipment, and commercialize health-care technologies. He is a director, serving as chairman of the board, of the Cincinnati office of the Federal Reserve Bank of Cleveland.
--------------------------------------------------------------------------------

          Names, Ages, Principal Occupations and Selected Information
--------------------------------------------------------------------------------

CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 1999

                   MELVIN PERELMAN, PH.D.

                       Director of the Company since 1994;
                       Member-Corporate Governance Committee and
                       Finance Committee.
                       Director of PSI from 1980 to 1995. Age 66.

                   Dr. Perelman served as Executive Vice President and as a member of the board of directors of Eli Lilly and Company, which is engaged in the manufacturing of pharmaceuticals, until his retirement in 1993. He also served as President of Lilly Research Laboratories. Dr. Perelman is a director of The Immune Response Corporation and Inhale Therapeutic Systems, Inc.
--------------------------------------------------------------------------------

                   THOMAS E. PETRY

                       Director of the Company since 1994;
                       Member-Audit Committee and
                       Executive Committee.
                       Director of CG&E from 1986 to 1995. Age 57.

                   Mr. Petry has served as Chairman of the Board and Chief Executive Officer of Eagle-Picher Industries, Inc., a diversified manufacturer of industrial and automotive products, since December 1994. He was Chairman of the Board, President and Chief Executive Officer of Eagle-Picher from April 1992 until December 1994; he previously served as Chairman of the Board and Chief Executive Officer. A plan of reorganization that provided a basis for emergence from Chapter 11 of the U. S. Bankruptcy Code was filed by Eagle-Picher during February 1995; an amended reorganization plan was filed during August 1996 and approved by U.S. Bankruptcy Court during November 1996, whereby Eagle-Picher emerged from bankruptcy reorganization. Mr. Petry is a director of Insilco Corporation, Star Banc Corporation, Star Bank, N.A., Cincinnati, Ohio, and The Union Central Life Insurance Company.
--------------------------------------------------------------------------------

                   JACKSON H. RANDOLPH

                       Director of the Company since 1993;
                       Member-Executive Committee.
                       Director of CG&E since 1983 and PSI since 1994. Age 66.

                   Mr. Randolph has served as Chairman of the Board of the Company, Investments, Services, CG&E, PSI, and ULH&P since December 1995. He served as Chairman of the Board and Chief Executive Officer of the Company, Investments, Services,
                   CG&E, and PSI from  October 1994 (and  of ULH&P from  January
                   1995) through November 1995. Mr. Randolph was Chairman of the Board, President and Chief Executive Officer of CG&E from May 1993 until October 1994 (and of ULH&P from June 1993 until January 1995); previously he served as President and Chief Executive Officer of CG&E and ULH&P. Mr. Randolph is a director of Cincinnati Financial Corporation, PNC Bank Corp., and PNC Bank, Ohio, N.A.
--------------------------------------------------------------------------------

          Names, Ages, Principal Occupations and Selected Information
--------------------------------------------------------------------------------

                   PHILIP R. SHARP, PH.D.

                       Director of the Company since 1995;
                       Member-Audit Committee. Age 54.

                   Dr. Sharp is Director of the Institute of Politics and a lecturer in public policy at the John F. Kennedy School of Government at Harvard University in Cambridge, Massachusetts. He serves as a member of the Secretary of Energy Advisory Board and as Chairman of the Secretary's Electric System Reliability Task Force. He is also Chairman of the Energy Board of The Keystone Center, a not-for-profit public policy, scientific and educational organization with locations in Keystone, Colorado and Washington, D.C. Dr. Sharp served as a member of the U. S. House of Representatives from 1975 until January 1995, representing the second Congressional district of the State of Indiana. He was a ranking member of the House Energy and Commerce Committee, where he chaired the Energy and Power Subcommittee and served on the Transportation and Hazardous Materials Subcommittee, and of the House Natural Resources Committee, where he served on the Energy and Mineral Resources and the Oversight and Investigations Subcommittees.
--------------------------------------------------------------------------------

                   VAN P. SMITH

                       Director of the Company since 1994;
                       Chairman-Compensation Committee and
                       Member-Executive Committee.
                       Director of PSI since 1986. Age 68.

                   Mr. Smith is Chairman of the Board of Ontario Corporation which manufactures precision components for semiconductor process equipment, provides custom hardware and software products, and operates commercial testing laboratories. He is a director of each of the subsidiaries of Ontario
                   Corporation, and also a director of Lilly Industries, Inc., Meridian Insurance Group, Inc., and Meridian Mutual Insurance Co.
--------------------------------------------------------------------------------

                   DUDLEY S. TAFT

                       Director of the Company since 1994;
                       Chairman-Corporate Governance Committee.
                       Director of CG&E from 1985 to 1995. Age 56.

                   Mr. Taft is President and Chief Executive Officer of Taft Broadcasting Company, which owns and operates television broadcasting stations. He is a director of Fifth Third Bancorp, The Fifth Third Bank, Tribune Company, The Union Central Life Insurance Company, and U.S. Playing Card Company.
--------------------------------------------------------------------------------

MEETINGS AND COMMITTEES OF THE BOARD

    During the calendar year ended December 31, 1996, the Board held seven meetings. All directors attended more than 75% of the aggregate number of Board meetings and meetings of committees on which they serve. In accordance with the provisions of the By-Laws of the Company, the Board has six standing committees which facilitate the carrying out of its responsibilities.

    The Audit Committee met twice during 1996. This Committee recommends to the Board a firm of independent certified public accountants to conduct audits of the accounts and affairs of the Company and its subsidiaries; reviews with the independent certified public accountants the scope and results of audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of the Company and its subsidiaries; and makes such reports and recommendations to the Board as it deems appropriate.

    The Compensation Committee met six times during 1996. The nature and scope of the Compensation Committee's responsibilities are described in the Board Compensation Committee Report on Executive Compensation (see page 11).

    The Corporate Governance Committee met once during 1996. This Committee recommends to the Board the slate of nominees of directors to be elected by the shareholders, and presents to the Board, whenever vacancies occur, names of individuals who would make suitable directors of the Company and consults with appropriate officers of the Company on matters relating to the organization of the Board and its committees. The Committee has no established procedures for consideration of nominees recommended by shareholders.

    Other standing committees of the Board include the Executive Committee, the Finance Committee and the Public Policy Committee.

COMPENSATION OF DIRECTORS

    Directors who are not employees (the "non-employee directors") receive an annual retainer fee of $25,000 plus a fee of $1,500 for each Board meeting attended. Non-employee directors who also serve on one or more standing committees of the Board receive an annual retainer fee of $3,000 for each committee membership plus a fee of $1,500 for each committee meeting attended. The fee for any Board or committee meeting held via conference call is $750. Directors who are also employees of the Company receive no remuneration for their services as directors.

    Under the Company's Directors' Deferred Compensation Plan, each non-employee director of the Company or any of its subsidiaries may defer fees and have them accrued either in cash or in units representing shares of Company common stock. If deferred in such units, the stock will be distributed to the director at the time of retirement from the appropriate board. Amounts deferred in cash will be paid at the same time.

    Under the Company's Stock Option Plan, each non-employee director has been granted a non-qualified stock option to purchase 12,500 shares of the Company's common stock. Each person who is elected for the first time to be a non-employee director is also granted a non-qualified stock option to purchase 12,500 shares of the Company's common stock. The price per share at which options are granted must be no less than 100% of the fair market value of the Company's common stock on the New York Stock Exchange ("NYSE") on the date of the grant. Options generally vest at the rate of 20% per year over a five-year period from the date of grant and may be exercised over a ten-year term.

    Under the Company's Retirement Plan for Directors, non-employee directors with five or more years of service will receive annual retirement compensation in an amount equal to the annual Board retainer fee in effect at the time of termination of service as a director, plus the product of the fee paid for attendance at a Board meeting multiplied by five. Retirement compensation is paid for as many years as the director served on the Board. This plan covers non-employee directors serving on the boards of directors of the Company, Services, CG&E or PSI. Prior service by non-employee directors of CG&E or PSI is credited under this plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The only person or group known to the Company to be the beneficial owner of more than 5% of the Company's common stock, the only voting security, as of December 31, 1996, is set forth in the following table. This information is based on the most recently available report filed with the Securities and Exchange Commission ("SEC") pursuant to the requirements of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and transmitted to the Company by the person or group named.

                                                    AMOUNT AND NATURE
                NAME AND ADDRESS                      OF BENEFICIAL        PERCENT OF
              OF BENEFICIAL OWNER                       OWNERSHIP            CLASS
------------------------------------------------  ----------------------  ------------
U. S. Trust Company of California, N. A.             9,800,945 shares(1)        6.22%
 515 South Flower Street
 Los Angeles, CA 90071

--------------------------
(1) Shares held as trustee of benefit plans for employees of the Company and its subsidiaries. Under the terms of the plans, participants have the right to vote the shares credited to their accounts; however, the trustee may, at its discretion, vote those shares not voted by participants. Holder reports having shared voting and shared dispositive powers with respect to all shares, and sole voting and sole dispositive powers with respect to none of these shares.

    The beneficial ownership of the Company's common stock held by each nominee, continuing director and named executive officer (as defined on page 17), and of units representing shares of the Company's common stock paid as compensation to non-employee directors, as of December 31, 1996, is set forth in the following table.

                                                                      AMOUNT AND NATURE
                                                                        OF BENEFICIAL
                  NAME OF BENEFICIAL OWNER(1)                           OWNERSHIP(2)          UNITS(3)
----------------------------------------------------------------  -------------------------  -----------
Neil A. Armstrong...............................................            5,750 shares
James K. Baker..................................................           18,605 shares          2,795
Michael G. Browning.............................................           23,835 shares          6,124
Phillip R. Cox..................................................            5,238 shares
Kenneth M. Duberstein...........................................           17,991 shares
William J. Grealis..............................................           22,710 shares
John A. Hillenbrand II..........................................           33,259 shares          5,737
George C. Juilfs................................................            8,750 shares
J. Wayne Leonard................................................           96,651 shares
John M. Mutz....................................................           57,563 shares
Melvin Perelman.................................................           29,868 shares          5,658
Thomas E. Petry.................................................            7,000 shares
Jackson H. Randolph.............................................          129,893 shares
James E. Rogers.................................................          218,171 shares
John J. Schiff, Jr..............................................           46,059 shares(4)
Philip R. Sharp.................................................            1,000 shares
Van P. Smith....................................................           22,390 shares
Dudley S. Taft..................................................            8,000 shares
Larry E. Thomas.................................................           88,441 shares
Oliver W. Waddell...............................................            9,361 shares

All directors and executive officers as a group.................        1,117,934 shares(2)
                                                                  (representing 0.71% of the class)

--------------------------
(1) No individual listed beneficially owned more than 0.14% of the outstanding shares of common stock.

(2) Includes shares which there is a right to acquire within 60 days pursuant to the exercise of stock options in the following amounts: Mr.
    Armstrong--5,000; Mr. Baker--17,787;  Mr. Browning--17,787; Mr.  Cox--5,000;
    Mr. Duberstein--17,787; Mr. Grealis--15,887; Mr. Hillenbrand--17,787; Mr. Juilfs--5,000; Mr. Leonard--77,611; Mr. Mutz--52,787; Dr. Perelman--17,787;
    Mr.    Petry--5,000;   Mr.   Randolph--50,000;   Mr.   Rogers--95,629;   Mr.
    Schiff--5,000; Mr. Smith-- 17,787; Mr. Taft--5,000; Mr. Thomas--54,104;  Mr.
    Waddell--2,500;  and  all  directors  and executive  officers  as  a group--
    646,393.

(3) Each unit represents one share of the Company's common stock credited to the account of the respective directors as of December 31, 1996 under the
    Company's Directors' Deferred Compensation Plan.

(4) Includes 15,000 shares owned of record by a trust of which Mr. Schiff is one of three trustees who share voting and investment power equally. Does not include 1,791,000 shares, as to which Mr. Schiff disclaims any beneficial interest, held by Cincinnati Financial Corporation and certain of its subsidiaries.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The executive compensation program of the Company is administered by the Compensation Committee of the Board (the "Committee"). The Committee establishes the Company's compensation philosophy and the compensation of the chief executive officer and the remaining executive officers. The Committee also recommends and administers compensation plans for all executive officers and key employees. The Committee is composed of Messrs. Van P. Smith (Chairman), Michael
G. Browning, George C. Juilfs, and John J. Schiff, Jr., each of whom is an independent, "non-employee director" of the Company, within the meaning of
Section 16(b) of the 1934 Act, and  an "outside director" within the meaning  of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

COMPENSATION PHILOSOPHY

    As reported in the Company's 1996 proxy statement, the Committee's executive compensation philosophy emphasizes incentive compensation, both short-term and long-term, in order to tie the interests of the executive officers and the Company's shareholders. Base salary, annual cash incentives, and long-term incentives are an integral part of the Company's executive compensation program.

    The Company seeks to provide a total compensation program that will attract, retain, and motivate the high quality employees needed to provide superior service to its customers and to maximize returns to its shareholders. Base salaries for the executive group are targeted at the median of comparably sized utility companies based on kilowatt hours sold. Because of the Company's low-cost position, kilowatt hours sold is considered to be a better measure than revenues for constructing a comparative group. Base salary levels are reviewed annually, and any increases are based on such factors as the Company's financial results, each individual's performance, and the executive's role and skills. The Company's executive compensation program also seeks to link executive and shareholder interests through cash-based and equity-based incentive plans, in order to reward corporate and individual performance and balance short-term and long-term considerations. Annual and long-term incentive plans are structured to provide opportunities that are competitive with general industry companies.

    This philosophy results in a compensation mix for the chief executive officer and the remaining executive officers consisting of annual and long-term incentives accounting for at least 50% of the employee's annual compensation.

    The  Committee's  charter  supports  the  Company's  executive  compensation
philosophy   and  the  Committee's  role  in  designing  and  implementing  that philosophy. Pursuant to the charter, the Committee:

    - reviews and determines the annual base salaries, annual incentives, and long-term incentives of the Company's executives, and develops an appropriate balance between short-term and long-term incentives while focusing on long-term shareholder interests; and

    - reviews the operation of the Company's executive compensation programs; establishes and periodically reviews policies for the administration of these programs; and takes steps, if appropriate, to modify such programs and to design and implement new executive compensation programs.

    Consistent with the objectives set forth in its charter, the Committee has, since its inception, sought to simplify existing compensation programs and to design new ones that emphasize short-term and long-term incentive opportunities, that distinguish between short-term and long-term corporate goals, and that will incentivize the type of behavior crucial to managing successfully in an increasingly competitive environment.

    Because of its commitment to implement an executive compensation program that enhances the financial success of the Company and increases shareholder value, the Committee recommended in January 1996 that the Board adopt a new employee incentive compensation plan, i.e., the Company's 1996 Long-Term Incentive Compensation Plan (the "1996 LTIP"), subject to approval by the Company's shareholders. The Board so adopted, and the Company's shareholders overwhelmingly approved the 1996 LTIP at last year's annual meeting. In describing the 1996 LTIP in last year's proxy statement, the Company succinctly stated the 1996 LTIP's objectives: "The Plan will provide the Company, in this era of utility competition, greater flexibility to design long-term compensation incentives for the Company's officers and other key employees by rewarding long-term  performance.... In utilizing  the Plan, a greater  portion of pay for officers and key employees is placed at risk, but ownership of stock assists in the attraction and retention of qualified employees and provides them with additional incentives to devote their best efforts to pursue and sustain the Company's growth and profitability through the accomplishment of corporate goals. The Plan is thus intended to coalesce the interests of the Company's shareholders, customers and management to enhance the Company's value."

    With the adoption and approval of the 1996 LTIP, the Committee met six times during 1996 to design a new long-term incentive compensation program that aligns the interests of the Company's executive officers with its shareholders' interests. The Committee consulted with institutional investor representatives in order to better comprehend the importance incentive compensation, both short-term and long-term, has from the perspective of such investors. Accordingly, it is the Committee's understanding that from the institutional investors' standpoint, incentive compensation programs help attract and retain talented employees thereby providing for stability of the management team, and incentivize appropriate behavior toward the accomplishment of long-term corporate goals. The Committee believes that a well-planned and well-implemented executive incentive compensation program, with meaningful and measurable targets and competitive award opportunities, sends a strong, positive message to the financial markets.

    During October 1996, the Committee adopted a new long-term incentive compensation program consistent with the parameters set forth in the 1996 LTIP. The new long-term incentive compensation program initially utilizes two components: performance-based restricted stock and stock options. For the first performance period, i.e., October 1, 1996 through December 31, 1999, executive officers and other key employees of the Company are eligible to receive grants of restricted stock subject to a performance measure, i.e., total shareholder return. At the end of the measuring period, such grantees will only earn an award to the extent the Company's total shareholder return meets or exceeds the median total shareholder return of a comparative group consisting of the top twenty-five kWh producers in the United States. This portion of the executive incentive compensation program is known as the "Value Creation Plan"--if the executive officers as a team produce value for the shareholders, they will be eligible to share in the value that has been realized.

    The second portion of the long-term incentive compensation program consists of annual grants of stock options that vest every three years. The total long-term incentive opportunity for each executive officer is allocated 75% to the performance-based restricted stock and 25% to stock options. Effective January 1, 1997, restricted stock and stock options were granted to the Company's executive officers and other key employees in amounts determined to be appropriate by the Committee and, accordingly, such grants will be discussed within the Committee's report in the Company's 1998 proxy statement.

ANNUAL INCENTIVE COMPENSATION

    During 1996, approximately 400 key employees, including the executive officers, were eligible to receive incentive compensation under the Company's Annual Incentive Plan, and were granted cash awards to the extent that certain pre-determined corporate and individual goals were attained. Graduated standards for achievement were developed to encourage each employee's contribution. The potential awards ranged from 2.5% to 90% of the annual base salary of the participant (including deferred compensation), depending upon the achievement levels and the participant's position. The Committee reviewed and approved both the plan goals at the beginning of the year and the achievements at the end of the year.

    In determining the awards payable under the Annual Incentive Plan for 1996, the Committee considered a combination of corporate and individual goals. Achievement of the corporate goal for 1996 and achievement of individual goals each accounted for 50% of the total possible award. The portion of the payout in March, 1997, attributable to the corporate goal was based on 1996 achievement in one area, i.e., earnings per share. The achievement level for the corporate goal was at the 2.6 award level -- on a sliding scale of 1.0 to 3.0 -- for 1996.

    During 1996, incentive awards for each executive officer reflected individual achievement as well as the Company's attainment of its corporate goals. Individual performance goals for each executive varied from executive to executive; however, all related to the achievement of the Company's overall strategic vision of becoming a premier general energy services company.

    For each executive officer, the Committee assessed the extent to which each person contributed toward the accomplishment of the Company's vision in 1996. Although its determinations were subjective, the Committee believed that its assessment accurately measured the performance of each executive officer. Thus, the Committee determined that the achievement level for each executive officer's individual goals was at the 3.0 award level--on a sliding scale of 1.0 to 3.0--for 1996. In addition, based upon the extraordinary efforts of the executive officers during 1996, the Committee, acting within the parameters of discretion conferred under the Annual Incentive Plan, determined that the contributions and performance of each executive officer merited the maximized award opportunity payable to each.

    For 1997, the Company's Annual Incentive Plan will again use a combination of corporate and individual goals. The corporate goal will account for 50% of the total possible award and achievement of individual goals will account for the remaining 50%. The corporate goal for 1997 will be based on earnings per share. For 1997, approximately 400 key employees will participate in the plan. The potential awards will range from 2.5% to 90% of the participant's annual base salary, depending upon the achievement levels and the participant's position.

OTHER COMPENSATION DECISIONS

    The Committee, at its discretion, can award other forms of compensation in recognition of outstanding service to the Company or any of its subsidiaries. Consistent with that philosophy, the Committee approved during 1996 special performance awards for Messrs. Grealis, Leonard, and Thomas (as set forth in footnote to the Summary Compensation Table).

LONG-TERM INCENTIVE COMPENSATION AND STOCK OPTIONS

    The Company's Performance Shares Plan (the "Performance Shares Plan") has been a long-term incentive plan developed to reward executive officers and other key employees for contributing to long-term success by achieving corporate and individual goals approved by the Committee. During 1996, the goals applicable for use under the Performance Shares Plan were total shareholder return, plus those same goals that were applicable for use during 1996 under the Company's Annual Incentive Plan. The potential award opportunities under this plan also have been established in the same manner as under the Annual Incentive Plan, with the minimum award opportunities under the Performance Shares Plan ranging from 13.33% to 36.66% of annual salary for the full performance cycle. Performance cycles have consisted of overlapping four year periods. Because the former PSI Performance Shares Plan was merged into the Performance Shares Plan effective as of October 24, 1994, the then existing PSI performance cycles of 1992-1995 and 1994-1997 became performance cycles under the Performance Shares Plan. Awards earned under the 1992-1995 performance cycle by executive officers were paid in two installments; one-half during February 1996, the dollar values of which are set forth in the Summary Compensation Table, and the remaining portion during February 1997.

    The 1996 LTIP, which was approved by the Company's shareholders at last year's annual meeting, replaces the Performance Shares Plan. As part of the transition toward implementation of the 1996 LTIP, the Performance Shares Plan was amended effective November 1, 1996, to preclude the commencement of any new performance cycle subsequent to January 1, 1996, and to provide that the existing performance cycle of 1994-1997 be shortened to three years, i.e., 1994-1996, and that the final performance cycle of 1996-1999 be shortened to one year, i.e., 1996.

    Under the 1996 LTIP, executive officers and other key employees are eligible to receive grants from time to time of stock-related awards of six general types: (i) options to purchase shares of the Company's common stock (i.e., "Options"); (ii) rights to receive, upon exercise, the appreciation in fair market value of shares of the Company's common stock (i.e., "Stock Appreciation Rights" or "SARs"); (iii) outright grants of shares of the Company's common stock, subject to transfer restrictions and risk of forfeiture for a specified restriction period (i.e., "Restricted Stock") and which may, but need not be, conditional upon the attainment during a specified performance period of specified Committee-determined performance criteria and objectives (i.e., "Performance Measures"); (iv) rights to receive (a) shares of the Company's common stock, or in lieu of all or any portion of those shares, their fair market value (i.e., "Performance Shares"), or (b) a specified dollar amount or, in lieu of all or any portion of that amount, shares of the Company's common stock having the same fair market value (i.e., "Performance Awards"), both conditional upon the attainment of Performance Measures; (v) rights to receive the Company's common stock or cash or other property equal in value to dividends paid with respect to a specified number of shares of common stock, and which may, but need not be, conditional upon the attainment of Performance Measures (i.e., "Dividend Equivalents"); and (vi) other stock-based awards which are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of the Company's common stock (i.e., "Other Stock-Based Awards"). Options meeting the requirements of Code Section 422 and intended to be afforded the federal income tax treatment of Code Section 422 options (i.e., "Incentive Stock Options" or "ISOs"), as well as other Options (i.e., "Non-qualified Stock Options" or "NSOs"), may be awarded under the 1996 LTIP. SARs granted under the 1996 LTIP may be awarded either in tandem with Options (i.e., "Tandem SARs") or standing alone (i.e., "Freestanding SARs").

    As stated above, the Committee has adopted a long-term incentive compensation program and granted, effective January 1, 1997, both performance-based restricted stock and stock options to the Company's executive officers and other key employees; accordingly, such grants will be discussed within the Committee's report in the Company's 1998 proxy statement.

    The Company's Stock Option Plan also has been a part of the Company's long-term incentive compensation program for executive officers and other key employees. Both incentive and non-qualified stock options in amounts determined to be appropriate by the Committee have been granted under the plan. Options under the plan vest at the rate of 20% per year over a five-year period from the date of grant and may be exercised over a ten-year term. Although the 1996 LTIP was not intended to replace this plan, the Committee expects that future awards of stock options to executive officers and other key employees of the Company generally will be granted under the 1996 LTIP. Stock options were not granted to any named executive officer (as defined on page 17) during 1996.

CHIEF EXECUTIVE OFFICER

    Mr. Rogers' 1996 base salary was determined pursuant to his employment agreement with the Company (see Employment Agreements and Severance Arrangements on page 20). For 1996, Mr. Rogers also earned incentive compensation under the Annual Incentive Plan in the amount of $607,518, of which 50% was based on achievement of the Company's goals and 50% was based upon both the Committee's determination of his achievement of individual goals, and its discretionary determination to reward him in recognition of outstanding contributions and exemplary performance.

    Giving consideration to the accomplishments during 1996 leading to a total return to shareholders of 15.42%, an 8% increase in earnings per share (adjusted for the effects of weather and non-comparable items), and a market-to-book ratio of 2.04 that at year end was the highest among the twenty-five largest electric utilities, sufficient goals were met to obtain the maximum award available. Other significant accomplishments during 1996 included formation of a coalition to create a multi-state transmission region operated by an independent system operator, reorganization of the Company's electricity operations into three strategic business units, acquisition of a 50% interest in Midlands Electricity plc (headquartered in Birmingham, England), formation of a joint venture with Trigen Energy Corporation (of White Plains, New York) to develop cogeneration and trigeneration energy facilities throughout the Unites States and Canada, participation in retail pilot projects (in Illinois, New Hampshire, and New
York), an 86% increase in megawatt sales in the wholesale power market, continued reengineering efforts and reductions to staff without layoffs, and efforts to propose customer choice legislation in both Indiana and Ohio. The relative importance of these accomplishments was equal in the determination of awards.

    Mr. Rogers also earned an award during the 1992-1995 performance cycle under the Performance Shares Plan. One-half of the award was paid during February 1996, and the remaining portion was paid during February 1997. Of the portion of the award paid during February 1996, half was based on achievement of the Company's goals and half was based upon the Committee's determination of his achievement of individual goals.

SUMMARY

    The Committee's executive compensation philosophy is designed to provide competitive levels of executive compensation that integrate such compensation with the Company's goals, reward superior corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified and highly motivated executive employees. In utilizing long-term, incentive-based compensation, i.e., as available under the 1996 LTIP, a greater portion of executive compensation is placed at risk. The Committee believes that ownership of stock assists in the attraction and retention of qualified executive employees, and provides them with additional incentives to devote their best efforts to pursue and sustain the Company's growth and profitability through the accomplishment of corporate goals. The philosophy thus intends to coalesce the interests of the Company's shareholders, customers and management to enhance the Company's value.

    The 1993 Omnibus Budget Reconciliation Act ("OBRA") is applicable to compensation earned during 1994 and later. Under OBRA, income tax deductions of publicly traded companies may be limited to the extent total compensation for certain executive officers exceeds one million dollars during any year; however, the deduction limit does not apply to payments which qualify as "performance based". The Committee has reviewed the final regulations issued by the Internal Revenue Service ("IRS") and will continue to review the application of these rules to future compensation; however, the Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, but retains the right to make subjective decisions and to award compensation that meets all of the requirements for excludability under OBRA.

    The tables which follow, and accompanying footnotes, reflect the decisions covered by the above discussion.

                                          COMPENSATION COMMITTEE

                                          Van P. Smith, Chairman
                                          Michael G. Browning
                                          George C. Juilfs
                                          John J. Schiff, Jr.

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation of the chief executive officer and each of the additional five most highly compensated executive officers (these six executive officers sometimes hereinafter collectively referred to as the "named executive officers") for services to the Company and its subsidiaries during the calendar years ended December 31, 1996, 1995 and 1994. (The data presented for 1994 includes compensation from PSI and CG&E for the period January 1, 1994 through October 24, 1994.)

                                                                                                   LONG-TERM COMPENSATION
                                                                                         -------------------------------------------
                                                                                                     AWARDS                PAYOUTS
                                                          ANNUAL COMPENSATION            ------------------------------  -----------
                                                ---------------------------------------                        (G)
                                                                              (E)              (F)         SECURITIES        (H)
                (A)                                (C)         (D)       OTHER ANNUAL      RESTRICTED      UNDERLYING       LTIP
             NAME AND                   (B)      SALARY     BONUS(1)     COMPENSATION     STOCK AWARDS    OPTIONS/SARS   PAYOUTS(2)
        PRINCIPAL POSITION             YEAR        ($)         ($)            ($)              ($)             (#)           ($)
-----------------------------------  ---------  ---------  -----------  ---------------  ---------------  -------------  -----------
James E. Rogers                           1996    625,020     607,518          3,697                0               0       492,847
  Vice Chairman, President                1995    535,000     321,750         15,322                0               0       283,427
  and Chief Executive Officer             1994    433,144     265,729         64,417                0         250,000       273,720
Jackson H. Randolph                       1996    535,000     321,750         10,675                0               0       180,144
  Chairman of the Board                   1995    535,000     321,750         11,594                0               0             0
                                          1994    470,000     255,750          5,719                0         250,000             0
John M. Mutz                              1996    376,584     150,634          2,431                0               0       137,705
  Vice President of the Company,          1995    358,656     143,462          2,041                0               0        11,804
  and President of PSI                    1994    342,380     136,952          3,001                0         100,000        11,436
William J. Grealis (4)                    1996    343,200     205,920          8,828                0               0        48,925
  Vice President of the Company,          1995    276,000     103,500         37,677                0         100,000             0
  and President of the Energy
  Services Business Unit, CG&E, and
  Investments
J. Wayne Leonard                          1996    317,720     190,632         53,985                0               0       135,374
  Group Vice President and Chief          1995    250,008      93,753         17,385                0               0        83,974
  Financial Officer of the                1994    211,208      79,203         32,146                0         100,000        81,132
  Company, and President of the
  Energy Commodities Business Unit
Larry E. Thomas                           1996    294,350     176,610          5,030                0               0       133,397
  Group Vice President of the             1995    240,000      90,000          1,794                0               0        80,066
  Company, and President of               1994    209,540      78,578         29,078                0         100,000        77,345
  the Energy Delivery Business Unit

                                          (I)
                (A)                    ALL OTHER
             NAME AND                COMPENSATION
        PRINCIPAL POSITION                ($)
-----------------------------------  -------------
James E. Rogers                          108,108(3)
  Vice Chairman, President               135,676
  and Chief Executive Officer            285,393
Jackson H. Randolph                      120,512(3)
  Chairman of the Board                  104,112
                                          92,724
John M. Mutz                              14,993(5)
  Vice President of the Company,          16,530
  and President of PSI                     6,097
William J. Grealis (4)                    35,611(5)
  Vice President of the Company,         116,136
  and President of the Energy
  Services Business Unit, CG&E, and
  Investments
J. Wayne Leonard                          34,220(5)
  Group Vice President and Chief          49,726
  Financial Officer of the                93,555
  Company, and President of the
  Energy Commodities Business Unit
Larry E. Thomas                           36,162(5)
  Group Vice President of the             29,464
  Company, and President of               53,945
  the Energy Delivery Business Unit

------------------------------
(1) Amounts appearing in this column reflect the Annual Incentive Plan awards earned during the year listed and paid in the following year.

(2) Amounts appearing in this column reflect the values of the shares and cash paid under the Company's Performance Shares Plan (as successor to PSI's Performance Shares Plan). Amounts paid in 1996 were earned during the four-year cycle from 1992 through 1995. Amounts paid in 1995 and 1994 were earned during the four-year cycle from 1990 through 1993.

(3) Amount includes for Messrs. Rogers and Randolph, respectively: a deferred compensation award in the amount of $50,000 pursuant to the terms of each officer's Deferred Compensation Agreement; employer matching contributions under the PSI and CG&E 401(k) plans of $6,468 and $8,160; above-market interest on amounts deferred pursuant to the Deferred Compensation Agreements of $29,007 and $43,748; benefits under Split Dollar Life
    Insurance Agreements of $16,120 and $17,979; and insurance premiums paid with respect to executive/group-term life insurance of $6,513 and $625.

(4) Mr. Grealis was not in the direct employ of the Company and its subsidiaries prior to January 1995.

(5) Amount includes for Messrs. Mutz, Grealis, Leonard, and Thomas, respectively: insurance premiums paid with respect to executive/group-term life insurance of $10,160, $3,752, $2,004, and $6,281; and employer matching contributions under the PSI 401(k) plan of $4,833, $6,859, $7,216, and $4,881. Also includes for each of Messrs. Grealis, Leonard, and Thomas a special performance award in the amount of $25,000.

AGGREGATED OPTION/SAR EXERCISES AND YEAR END OPTION/SAR VALUE TABLE

    The following table sets forth information concerning stock options exercised by the named executive officers during 1996, including the values realized for such options exercised, which represent the positive spread between the respective exercise prices and market prices on dates of exercises, and the numbers of shares for which options were held as of December 31, 1996, including the values for "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and the market price of the shares as of December 31, 1996, which was $33.375 per share.

                                                                                     (D)
                                                                                  NUMBER OF               (E)
                                                                                  SECURITIES           VALUE OF
                                                                                  UNDERLYING          UNEXERCISED
                                                                                 UNEXERCISED         IN-THE-MONEY
                                                                               OPTIONS/SARS AT      OPTIONS/SARS AT
                                                                                   YEAR END            YEAR END
                                                        (B)           (C)            (#)                  ($)
                                                  SHARES ACQUIRED    VALUE     ----------------  ---------------------
                      (A)                           ON EXERCISE     REALIZED     EXERCISABLE/        EXERCISABLE/
                      NAME                              (#)           ($)       UNEXERCISABLE        UNEXERCISABLE
------------------------------------------------  ---------------  ----------  ----------------  ---------------------
James E. Rogers.................................       143,774      2,534,846    95,629/150,000    1,004,105/1,575,000
Jackson H. Randolph.............................        50,000        431,250    50,000/150,000      525,000/1,575,000
John M. Mutz....................................             0        N/A         52,787/60,000        638,971/630,000
William J. Grealis..............................         4,113         32,904     15,887/80,000        143,976/725,000
J. Wayne Leonard................................             0        N/A         77,611/60,000      1,052,553/630,000
Larry E. Thomas.................................        17,003        275,482     54,104/60,000        669,810/630,000

PENSION BENEFITS

    The pension benefits payable at retirement to each of the named executive officers are provided pursuant to the terms of either CG&E's non-contributory management pension plan (the "CG&E Pension Plan") or PSI's non-contributory pension plan (the "PSI Pension Plan"), plus certain supplemental plans or agreements. Mr. Randolph is covered under the terms of the CG&E Pension Plan. Messrs. Rogers, Mutz, Grealis, Leonard, and Thomas are covered under the terms of the PSI Pension Plan.

    Under the terms of the CG&E Pension Plan, the retirement income payable to a pensioner is 1.3% of final average pay plus 0.35% of final average pay in excess of covered compensation, times the number of years of credited service through 30 years, plus 0.1% of final average pay times the number of years of credited service over 30 years. Final average pay is the average annual salary, based on July 1 pay rates, during the employee's four consecutive calendar years producing the highest such average within the last ten calendar years immediately preceding retirement. The IRS annually establishes a dollar limit, indexed to inflation, of the amount of pay permitted for consideration under the terms of the plan, which for 1996 was $150,000. Covered compensation is the average social security taxable wage base over a 35-year period. The accrued annual benefit payable to Mr. Randolph upon his retirement under the terms of the plan is $106,911 based upon IRS limits and credited service of 37 years.

    The Company and Mr. Randolph have entered into an Amended and Restated Supplemental Executive Retirement Income Agreement which in effect freezes as of December 31, 1994, the accrual of benefits payable to Mr. Randolph under CG&E's Supplemental Executive Retirement Plan upon his retirement, death, or disability. Under the amended agreement, the supplemental retirement benefit of $511,654 shall be paid to Mr. Randolph or his beneficiary in monthly installments of $42,638 for 180 months beginning December 1, 2000.

    The PSI Pension Plan covers all of its employees who meet certain minimum age and service requirements. Compensation utilized to determine benefits under the PSI Pension Plan includes substantially all salaries and annual incentive compensation, including deferred compensation for Mr. Rogers, and such benefits are determined using a final average pay formula with consideration of years of service to a maximum of 35, age at retirement and the applicable average social security wage base. The PSI Excess Benefit Plan, in which Messrs. Rogers, Mutz, Grealis, Leonard, and Thomas participate, is designed to restore pension benefits to those individuals whose benefits under the PSI Pension Plan would otherwise exceed the limits imposed by the Code.

    The following pension plan table illustrates the estimated annual benefits payable as a straight-life annuity under both PSI plans to participants who retire at age 62. Such benefits are not subject to any deduction for social security or other offset amounts.

                                                                     YEARS OF SERVICE
                                    ----------------------------------------------------------------------------------
COMPENSATION                            5           10          15          20          25          30          35
----------------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
$ 300,000.........................  $   23,145  $   46,290  $   69,435  $   92,580  $  115,725  $  138,870  $  162,015
  400,000.........................      31,145      62,290      93,435     124,580     155,725     186,870     218,015
  500,000.........................      39,145      78,290     117,435     156,580     195,725     234,870     274,015
  600,000.........................      47,145      94,290     141,435     188,580     235,725     282,870     330,015
  700,000.........................      55,145     110,290     165,435     220,580     275,725     330,870     386,015
  800,000.........................      63,145     126,290     189,435     252,580     315,725     378,870     442,015
  900,000.........................      71,145     142,290     213,435     284,580     355,725     426,870     498,015
 1,000,000........................      79,145     158,290     237,435     316,580     395,725     474,870     554,015
 1,100,000........................      87,145     174,290     261,435     348,580     435,725     522,870     610,015
 1,200,000........................      95,145     190,290     285,435     380,580     475,725     570,870     666,015
 1,300,000........................     103,145     206,290     309,435     412,580     515,725     618,870     722,015
 1,400,000........................     111,145     222,290     333,435     444,580     555,725     666,870     778,015
 1,500,000........................     119,145     238,290     357,435     476,580     595,725     714,870     834,015
 1,600,000........................     127,145     254,290     381,435     508,580     635,725     762,870     890,015

    The estimated credited years of service at age 62 for each of the named executive officers covered under the terms of the PSI Pension Plan are as follows: Mr. Rogers, 20.22 years; Mr. Mutz, 3.39 years; Mr. Grealis, 11.69 years; Mr. Leonard, 35 years; and Mr. Thomas, 35 years.

    Messrs. Rogers, Mutz, and Grealis also participate in the PSI Supplemental Retirement Plan, which is designed to provide coverage to employees, previously designated by PSI's board of directors, who will not otherwise qualify for full retirement benefits under the PSI Pension Plan. The benefit provided by the PSI Supplemental Retirement Plan will be an amount equal to that which a covered employee with maximum permitted years of participation (35 years) would have received under the PSI Pension Plan, reduced by the actual benefit provided by such Plan and the PSI Excess Benefit Plan, and further reduced by benefits the covered employee will be eligible to receive from retirement plans from previous self-employment and from previous employers. The estimated annual benefit payable at age 62 under the PSI Supplemental Retirement Plan is $64,551 to Mr. Rogers, $125,662 to Mr. Mutz, and $12,746 to Mr. Grealis.

    The Company has an Executive Supplemental Life Insurance Program, which provides key management personnel, including the named executive officers, with additional life insurance coverage during employment, and post-retirement deferred compensation. At the later of age 55 or retirement, the participant's life insurance coverage under the program will be canceled. At that time, the participant will receive the total amount of coverage in the form of deferred compensation payable in ten equal annual installments. The annual benefit payable, at the later of age 55 or retirement, to each of the named executive officers is $15,000 per year over ten years.

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

    The Company entered into individual employment agreements with Mr. Randolph and Mr. Rogers (each sometimes hereinafter individually referred to as the "Executive") effective as of October 24, 1994.

    Pursuant to his employment agreement, Mr. Randolph served as Chairman and Chief Executive Officer of the Company until November 30, 1995, at which time he relinquished the position of Chief Executive Officer; he will continue to serve as Chairman of the Board of the Company until November 30, 2000. Mr. Rogers served as Vice Chairman, President and Chief Operating Officer of the Company until November 30, 1995, and thereafter has served as Vice Chairman, President and Chief Executive Officer. Mr. Rogers' agreement is for a term of three years; however, as amended in December 1995, on each annual anniversary date it is automatically extended for an additional year, unless either the Company or Mr. Rogers gives timely notice otherwise. During the terms of their agreements, Messrs. Randolph and Rogers will receive minimum annual base salaries of $465,000 and $422,722, respectively, and each will be eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare benefit plans applicable generally to Company employees and executives, and will receive other fringe benefits.

    If the Executive's employment terminates as a result of death, his beneficiary will receive a lump sum cash amount equal to the sum of (a) the Executive's annual base salary through the termination date to the extent not previously paid, (b) a pro rata portion of the benefit under the Company's Annual Incentive Plan calculated based upon the termination date, and (c) any compensation previously deferred but not yet paid to the Executive (with accrued interest or earnings thereon) and any unpaid accrued vacation pay. In addition to these accrued amounts, if the Company terminates the Executive's employment without "cause" or the Executive terminates his employment for "good reason" (as each is defined in the employment agreements), the Company will pay to the Executive (a) a lump sum cash amount equal to the present value of his annual base salary and benefit under the Company's Annual Incentive Plan payable through the end of the term of employment, at the rate and applying the same goals and factors in effect at the time of notice of such termination, (b) the value of all benefits to which the Executive would have been entitled had he remained in employment until the end of the term of employment under the Company's Performance Shares Plan and Executive Supplemental Life Insurance Program, (c) the value of all deferred compensation and all executive life insurance benefits whether or not then vested or payable, and (d) medical and welfare benefits for the Executive and his family through the end of the term of employment. If the Executive's employment is terminated by the Company for cause or by the Executive without good reason, the Executive will receive unpaid annual base salary accrued through the termination date and any accrued deferred compensation.

    Mr. Mutz has an employment agreement, which commenced on October 4, 1993, pursuant to which he will serve as President, and will be nominated for election as a director, of PSI until October 4, 1998. During the term of his agreement, Mr. Mutz will receive a minimum annual base salary of $330,000, will be eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare benefit plans applicable generally to Company employees and executives, and will receive other fringe benefits. In connection with his participation in the PSI Supplemental Retirement Plan, Mr. Mutz's employment agreement provides that he will be vested in his benefit at a rate of 20% per year of service beginning in 1994 without offset for other retirement benefits, and will be guaranteed a benefit thereunder based on its current terms even if the plan subsequently is amended to reduce benefits or is terminated.

    Mr. Grealis has an employment agreement which commenced on January 16, 1995 and continues until June 30, 2000; however, as amended in January 1997, commencing on January 1, 1998, and each January 1 thereafter, the term of the employment agreement will be automatically extended for an additional year unless either the Company or Mr. Grealis gives timely notice otherwise. During the term of his agreement, Mr. Grealis will receive a minimum annualized base salary of $288,000, will be eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare benefit plans applicable generally to Company employees and executives, and will receive other fringe benefits. In connection with his retirement, the employment agreement provides that Mr. Grealis will receive an annual benefit of no less than $283,000 payable as a straight-life annuity at age 62.

    The Company has employment agreements with Messrs. Leonard and Thomas which commenced on October 24, 1994 and shall continue until December 31, 1997; however, as amended in December 1995, commencing January 1, 1996, and each January 1 thereafter, the term of each employment agreement is automatically extended for an additional year unless either the Company or Messrs. Leonard or Thomas gives timely notice otherwise. During the terms of their agreements, Messrs. Leonard and Thomas will receive minimum annual base salaries of $250,000 and $240,000, respectively, and each will be eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare benefit plans applicable generally to Company employees and executives, and will receive other fringe benefits.

    If the employment of Messrs. Mutz, Grealis, Leonard, or Thomas (each sometimes hereinafter individually referred to as the "officer") is terminated as a result of death, for cause, or by the officer without good reason, the officer or the officer's beneficiary will be paid a lump sum cash amount equal to (a) the officer's unpaid annual base salary through the termination date, (b) a pro rata portion of the officer's award under the Company's Annual Incentive Plan, (c) the officer's vested accrued benefits under the Company's Performance Shares Plan (and also including PSI's Pension Plan, Excess Benefit Plan, and Supplemental Retirement Plan in the case of Mr. Mutz), and (d) any unpaid deferred compensation (including accrued interest or earnings) and unpaid accrued vacation pay. If, instead, the officer's employment is terminated prior to a change in control (as defined) without cause or by the officer for good reason, the officer will be paid (a) a lump sum cash amount equal to the present value of the officer's annual base salary and target annual incentive cash award payable through the end of the term of the agreement, at the rate and applying the same goals and factors in effect at the time of notice of such termination,
(b) the present value of all benefits to which the officer would have been entitled had the officer remained in employment until the end of the term of the agreement under the Company's Performance Shares Plan and Executive Supplemental Life Insurance Program (and also including PSI's Pension Plan, Excess Benefit Plan, and Supplemental Retirement Plan in the case of Mr. Mutz), (c) the value of all deferred compensation and all executive life insurance benefits whether or not vested or payable, and (d) continued medical and welfare benefits through the end of the term of the agreement. Mr. Mutz's employment agreement was amended, effective August 30, 1996 wherein, among other things, the Company waived its right to challenge Mr. Mutz in the event he elects to terminate his employment agreement for good reason.

    If the employment of any such officer is terminated after a change in control, the officer will be paid a lump sum cash payment equal to the greater of (i) three times the sum of his annual base salary immediately prior to the date of his termination of employment or, if higher, the date of the change in control, plus all incentive compensation or bonus plan amounts in effect prior to the date of his termination of employment or, if higher, prior to the change in control, and (ii) the present value of all annual base salary, bonuses and incentive compensation and retirement benefits that would otherwise be due under the agreement plus deferred compensation and executive life insurance benefits. In addition, the officer will be provided life, disability, accident and health insurance benefits for thirty-six months, reduced to the extent comparable benefits are received, without cost, by the officer.

DEFERRED COMPENSATION AGREEMENTS

    Mr. Randolph and CG&E, and Mr. Rogers and PSI, entered into deferred compensation agreements effective as of January 1, 1992 (the "Deferred
Compensation Agreements") pursuant to which each is credited annually with a $50,000 base salary increase in the form of deferred compensation. Such amount was deferred annually in each of the cases of Mr. Randolph and Mr. Rogers for the five-year period from January 1, 1992 through December 31, 1996, and in the case of Mr. Rogers, is deferred annually for an additional five-year period beginning January 1, 1997 and ending December 31, 2001. The Deferred Compensation Agreements were assumed by the Company effective as of October 24, 1994.

    Mr. Randolph's Deferred Compensation Agreement provides that when his employment terminates, he will receive an annual cash benefit of $179,000 payable for a 15-year period beginning January 2001.

    Mr. Rogers' Deferred Compensation Agreement provides that when his employment terminates for any reason, other than death, he will receive an annual cash benefit over a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2003 nor later than January 2010. The annual cash benefit amount payable for such 15-year period ranges from $179,000 per year if payment begins in January 2003, to $554,400 per year if payment commences in January 2010. Comparable amounts are payable to Mr. Rogers if he dies before commencement of payment of the 15-year payments described above. In addition, if Mr. Rogers' employment terminates for any reason, other than death or disability, before January 1, 2002, he will receive a lump sum cash payment equal to the total amount deferred during the second five-year period described above plus interest; if his employment terminates for any reason, other than death or disability, on or after January 1, 2002, he will receive an additional annual benefit for a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2008 nor later than January 2010. The annual cash benefit amount payable for such period ranges from $179,000 per year if payment begins in January 2008, to $247,000 per year if payment begins in January 2010. Comparable amounts are payable to Mr. Rogers in the event his employment is terminated for disability prior to January 1, 2002 or if he dies (i) prior to January 1, 2002 while employed or disabled, or (ii) on or after January 1, 2002 but before commencement of payment of benefits; provided, however, if Mr. Rogers becomes disabled prior to the completion of the second award period, his payments will be proportionately reduced in the same manner as described above for disability during the first award period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Schiff, Chairman of the Board of Cincinnati Financial Corporation, serves on the Company's Compensation Committee and Mr. Randolph, Chairman of the Board of the Company, serves on the board of directors of Cincinnati Financial Corporation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the 1934 Act requires the Company's directors and officers, and persons owning more than ten percent of the Company's common stock, to file with the SEC and the NYSE initial reports of beneficial ownership, and certain changes in such beneficial ownership, with respect to the equity securities of the Company, CG&E, and PSI. The Company prepares and files such reports on behalf of its directors and officers. During the calendar year ended December 31, 1996, one Form 4 was filed on behalf of Mr. Randolph beyond its due date, and one amendment to a Form 4, which otherwise was filed in a timely manner, was filed on behalf of Mr. Rogers. The Form 4 filed on behalf of Mr. Randolph reported five transactions in addition to five transactions voluntarily reported early. As to Mr. Rogers, the amended Form 4 reported one transaction in addition to thirteen transactions reported on the timely filed Form 4 to which the amendment applied. To the Company's knowledge, all other Section 16(a) filing requirements applicable to its directors, officers, and greater-than-ten-percent shareholders were complied with during 1996.

PERFORMANCE GRAPH

    The following line graph compares the cumulative total average shareholder return of the common stock of the Company with the cumulative total returns during the same time period of the Standard & Poor's ("S&P") Electric Utilities Index and the S&P 500 Stock Index. The graph tracks performance from October 25, 1994, the initial trading date of the Company's common stock, through December 31, 1996, and assumes a $100 investment on such initial trading date and dividend reinvestment.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                            10/25/94   12/31/94   12/31/95   12/31/96
Company Common Stock          $100.00    $104.40    $145.30    $167.70
S&P Electric Utilities
Index                         $100.00    $104.80    $137.40    $137.20
S&P 500 Stock Index           $100.00    $100.10    $137.70    $169.30

                                                                              10/25/94   12/31/94   12/31/95   12/31/96
                                                                              ---------  ---------  ---------  ---------
Company Common Stock........................................................  $  100.00  $  104.40  $  145.30  $  167.70
S&P Electric Utilities Index................................................  $  100.00  $  104.80  $  137.40  $  137.20
S&P 500 Stock Index.........................................................  $  100.00  $  100.10  $  137.70  $  169.30

ITEM 2.  SHAREHOLDER PROPOSAL

    Mr. Jay Housholder, 647 Mulford Ct., Indianapolis, Indiana 46234, an employee of PSI and a holder of record of Company common stock representing 3,075 shares, has submitted the proposal set forth below for consideration by shareholders at the Annual Meeting.

    THE BOARD STRONGLY OPPOSES THE ADOPTION OF THIS PROPOSAL, WHICH IS DESIGNATED IN THE PROXY AS ITEM 2, AND RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST IT.

Resolved:      I recommend  that  the  current Annual  Incentive  Plan  and  the
               Long-Term Incentive Compensation Plan for the respective eligible employees be abolished. The only incentive award to be awarded would be tied proportionately to the price of the stock at the end of the year; for example, if the stock price is up 15% at the end of the year, then the incentive would be 15% of salary.

Reasons:

          1. Management is adequately compensated as illustrated in the cash compensation table by salary alone. Eligible employees should only receive extra compensation if the stock price is up. Thus, they are rewarded equally as are the shareholders if the stock price is up.

          2. Under the current plans, the top management executives are being given cash bonuses, stock options, and other forms of awards at excessive and ridiculous levels, far more than what the shareholders are receiving.

          3. There is no need for any Long-Term Incentive plan which only rewards them for again for what has already been recognized. How many times should a reward be granted?

          4. Justice and equity must be brought back to the workplace. There is too big of a gap between what top management makes and the pay of the average employee. This is an insult to the average employee when what top management makes in a few years is far greater than the lifetime earnings of the average employee. The morale of the average employee is affected which in turn has a detrimental impact on the Company.

          5. The Company does have an incentive plan for the average employee, but it is unequal in impact when compared to the eligible management personnel's incentive awards.

          6. Management must be held accountable, and this proposal will do that. The present plans of executive compensation are just wrong, and must be changed.

          7. A vote for this proposal will send a clear message to management that they must respond to the shareholders and the needs of the average employee.

STATEMENT OF THE BOARD IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

    The Board believes that the Company's existing executive compensation program, with its emphasis on both short- and long-term incentive compensation, and on corporate and individual goals, is one of the most effective means to align the interests of the Company's executive officers with its shareholders. Accordingly, the Board believes that the proposal would lessen, rather than enhance, accountability for performance of the Company's executive officers and other key management personnel.

    Moreover, the Company seeks to provide an executive compensation program that will attract, retain, and motivate the high quality employees needed to provide superior service to its customers and to maximize returns to its shareholders. To that end, the existing plans are essential and, without them, the Company risks losing the accumulated talent and experience of its executive team.

    The existing executive compensation program provides for short-term incentive compensation, awarded under the Annual Incentive Plan, and long-term incentive compensation, awarded under the 1996 LTIP. Each comprises an integral part of participants' total annual compensation. Together they are structured so that a significant portion of each participant's potential annual compensation is at risk by being subject to achievement of corporate and individual goals.

    If the proposal were adopted and the Plans were "abolished," there would be less direct correlation between annual compensation and the Company's performance, and participants would be less accountable for the achievement of important Company goals. Setting measurable goals and rewarding personnel on the basis of whether those goals are achieved creates an important incentive for improvement of the Company's overall performance. In particular, the 1996 LTIP provides the Company flexibility in designing long-term incentive programs which will help achieve its goals.

    The Board believes that incentives based on stock price performance are important, as evidenced by the Company's new long-term incentive compensation program under the 1996 LTIP. Stock options and restricted stock granted under such program derive their value directly from the Company's common stock price appreciation. However, although stock price may be one indication of corporate performance, it is by no means the only appropriate measure.

    Therefore, the grants of restricted stock under the long-term incentive compensation program will be awarded by comparing, over a three-year period, the Company's total shareholder return to the median total shareholder return of a comparative group of the top twenty-five kWh producers in the United States. Furthermore, Annual Incentive Plan awards are based upon achievement of corporate and individual goals, including improvement in earnings per share, a fundamental indicator of performance.

    The 1996 LTIP is a new plan, adopted by the affirmative vote of 86.7% of the votes cast at the Company's 1996 annual meeting of shareholders. Also at such annual meeting, shareholders adopted an amendment to the Annual Incentive Plan by the affirmative vote of 94.9% of the votes cast. The Company's shareholders, therefore, have had a very recent opportunity to give consideration to each Plan, and have given overwhelming support to both.

    The Board believes that achievement of individual and corporate goals is vital to the prosperity of the Company and that incentive-based compensation should continue to be a principal component of the Company's executive compensation program. The Board Compensation Committee Report on Executive Compensation (see page 11) describes the Company's executive compensation program; shareholders should find the Report helpful in evaluating this proposal.

    THE BOARD STRONGLY URGES A VOTE AGAINST THIS PROPOSAL, DESIGNATED IN THE PROXY AS ITEM 2. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THEIR PROPERLY SIGNED AND RETURNED PROXIES.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The independent public accountants for the Company and its subsidiaries for the year 1996 were Arthur Andersen LLP. Upon recommendation of the Audit Committee of the Board, Arthur Andersen LLP was engaged for the year 1997 by the Board on January 30, 1997. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS BY SHAREHOLDERS

    In order to be considered for inclusion in the Company's proxy statement for the 1998 annual meeting of shareholders, proposals from shareholders must be received by the Secretary of the Company at 139 East Fourth Street, Cincinnati, Ohio 45202 not later than November 17, 1997.

                                          By Order of the Board of Directors,

                                          CHERYL M. FOLEY
                                          VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

Dated: March 17, 1997

                                  [LETTERHEAD]


                                                                  March 17, 1997






          Below is your proxy form. Please read both sides, sign, vote and return it in the enclosed postage-paid envelope.



--------------------------------------------------------------------------------
PROXY FORM                        Cinergy Corp.                       PROXY FORM
--------------------------------------------------------------------------------


            Proxy for Annual Meeting of Shareholders - April 17, 1997 This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jackson H. Randolph, James E. Rogers, and J. Wayne Leonard, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated hereon and in their discretion with respect to any other business properly brought before the Annual Meeting, all the shares of common stock of Cinergy Corp. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 17, 1997 or any adjournment(s) or postponement(s) thereof.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Please sign exactly as name(s) appear on this proxy, and date this proxy. If joint account, each joint owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

                                    (Continued and to be signed and dated on the
                                            reverse side and returned promptly.)

--------------------------------------------------------------------------------
PROXY FORM                        Cinergy Corp.                       PROXY FORM
--------------------------------------------------------------------------------

The Board of Directors Recommends a vote FOR proposal 1 and AGAINST proposal 2.

(1) ELECTION OF DIRECTORS:
    Nominees:  Class III - Michael G. Browning, Phillip R. Cox, Kenneth M.
               Duberstein, James E. Rogers, John J. Schiff, Jr., and Oliver W. Waddell


               FOR                                     WITHHOLD                      (INSTRUCTION:  To withhold authority to vote
     All nominees listed above  / /          Authority to vote for all     / /       for any individual nominee, write that
     (except as marked to the                nominees listed above                   nominee's name in the space provided below.)
     contrary to the right)
                                                                                     --------------------------------------------

                                              FOR     AGAINST    ABSTAIN
                                              ---     -------    -------
(2) SHAREHOLDER PROPOSAL                      / /       / /        / /

                                                                      Please mark box if you plan to attend the Annual Meeting.  / /

                                 PLEASE MARK ALL
                                 CHOICES LIKE THIS  /X/



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